Telenav Reports First Quarter Fiscal 2018 Financial Results

•	6 million cars enabled to provide Telenav connected services, cumulative to date

•	SAIC-GM, GM’s joint venture partner, set to unveil the 2018 Cadillac XTS with the latest hybrid navigation powered by Telenav for the China market on November 5th

SANTA CLARA, Calif., November 2, 2017 (GLOBE NEWSWIRE) -- Telenav®, Inc. (NASDAQ:TNAV), a leading provider of connected car and location-based platform services, today announced its financial results for the first fiscal quarter ended September 30, 2017.
Financial Highlights for the first quarter ended September 30, 2017

•	Total revenue for the first quarter of fiscal 2018 was $36.7 million, compared with $42.2 million in the same prior year period.

•	Billings for the first quarter of fiscal 2018 were $65.8 million, compared with $47.3 million in the same prior year period.

•
Automotive revenue for the first quarter of fiscal 2018 was $25.3 million, or 69 percent of total revenue, compared with $30.3 million, or 72 percent of total revenue, for the first quarter of fiscal 2017.

•
Advertising revenue for the first quarter of fiscal 2018 was $7.6 million, or 21 percent of total revenue, compared with $6.5 million, or 15 percent of total revenue, for the first quarter of fiscal 2017.

•	Deferred revenue for the first quarter of fiscal 2018 increased by $29.1 million from the prior quarter to $116.5 million.

•	Deferred costs for the first quarter of fiscal 2018 increased by $20.0 million from the prior quarter to $74.1 million.

•
Operating expenses for the first quarter of fiscal 2018 were $31.6 million, compared with $28.8 million in the first quarter of fiscal 2017. Our first quarter fiscal 2018 operating expenses are net of a one-time $1.1 million rent and depreciation credit and approximately $1.5 million in capitalized deferred software development costs;

•
GAAP net loss for the first quarter of fiscal 2018 was ($16.1) million, or ($0.37) per basic and diluted share, compared with a GAAP net loss of ($9.3) million, or ($0.22) per basic and diluted share, for the first quarter of fiscal 2017.

•
Adjusted EBITDA for the first quarter of fiscal 2018 was a ($13.5) million loss compared with a ($6.8) million loss in the first quarter of fiscal 2017.  In each period, adjusted EBITDA reflects our GAAP net loss adjusted for the impact of stock-based compensation expense, depreciation and amortization expense, interest and other income (expense), provision (benefit) for income taxes, and other applicable items such as legal settlements and contingencies, and deferred rent reversal and tenant improvement allowance recognition resulting from lease termination.

•	Free cash flow for the fourth first quarter of fiscal 2018 was ($6.1) million, compared with ($6.1) million in the first quarter of fiscal 2017.

•	Ending cash, cash equivalents and short-term investments, excluding restricted cash, were $91.7 million as of September 30, 2017. This represented cash and short-term investments of $2.07 per share, based on 44.3 million shares of common stock outstanding as of September 30, 2017. We had no debt as of September 30, 2017.

Business Outlook
For the quarter ending December 31, 2017, Telenav offers the following guidance.

•	Total revenue is expected to be $38 to $40 million;

•	Automotive revenue is expected to be 69 to 72 percent of total revenue;

•	Advertising revenue is expected to be approximately 22 percent of total revenue;

•	Billings are expected to be $65 to $68 million;

•	Deferred revenue is expected to increase by approximately $27 to $28 million;

•	Deferred costs are expected to increase by approximately $20 million;

•	GAAP gross margin is expected to be approximately 42.5 percent;

•	GAAP operating expenses are expected to be $32.5 to $33.5 million;

•	GAAP net loss is expected to be ($15.5) to ($16.5) million;

•	Adjusted EBITDA loss is expected to range from ($12) to ($13) million; and

•	Weighted average diluted shares outstanding are expected to be approximately 44.5 million.

The above information concerning guidance represents Telenav's outlook only as of the date hereof, and is subject to change as a result of amendments to material contracts and other changes in business conditions.  Telenav undertakes no obligation to update or revise any financial forecast or other forward-looking statements, as a result of new developments or otherwise.
Appointment of Randy L. Ortiz to Board of Directors
Telenav has appointed Randy L. Ortiz to the Board of Directors, effective October 31, 2017. The Telenav Board of Directors has determined that Mr. Ortiz is independent. Mr. Ortiz will serve as a Class IIII director and his term ends at the 2018 Annual Meeting.
Mr. Ortiz is a recognized auto industry veteran with more than 30 years of experience. Most recently, Mr. Ortiz served as President and Chief Executive Officer of the LoJack Corporation (NASDAQ: LOJN) from November 2011 until March 2016. Mr. Ortiz also served as the Chief Executive Officer of Carmoza LLC, an auto transport services company, from November 2010 to October 2011, and as a director of Carmoza LLC from April 2010 to October 2011. From 2002 until his retirement in 2010, Mr. Ortiz held a variety of senior executive positions at Ford Motor Company. He served as Executive Director and General Manager of Ford’s Worldwide Export Operations from 2002 to 2005, General Manager of Sales for Ford’s Customer Service Division in 2006, and General Manager at Ford and Lincoln-Mercury Sales Operations from 2007 until March 2010, and various other management positions from 1982 through 2002.

Conference Call and Quarterly Commentary
The company will host an investor conference call and live webcast on Thursday, November 2, 2017 at 2:30 p.m. Pacific Time (5:30 p.m. Eastern Time). The listen to the webcast and view the company’s quarterly commentary, please visit Telenav's investor relations website at http://investor.telenav.com.  Listeners can also access the conference call by dialing 877-397-0292 (toll-free, domestic only) or 719-884-1604 (domestic and international toll) and entering pass code 1960869. A replay of the conference call will be available for two weeks beginning approximately two hours after its completion. To access the replay, dial 888-203-1112 (toll-free, domestic only) or 719-457-0820 (domestic and international toll) and enter pass code 1960869.
Use of Non-GAAP Financial Measures
Telenav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as billings, direct contribution from billings, direct contribution margin from billings, change in deferred revenue, change in deferred costs, adjusted EBITDA and free cash flow included in this press release are different from those otherwise presented under GAAP.
Telenav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain items and therefore are helpful in understanding Telenav’s underlying operating results. These non-GAAP measures are some of the primary measures Telenav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies.
Billings measure GAAP revenue recognized plus the change in deferred revenue from the beginning to the end of the period. Direct contribution from billings reflects GAAP gross profit plus change in deferred revenue less change in deferred costs. Direct contribution margin from billings reflects direct contribution from billings divided by billings. Telenav has also provided a breakdown of the calculation of the change in deferred revenue by segment, which is added to revenue in calculating its non-GAAP metric of billings. In connection with its presentation of the change in deferred revenue, Telenav has provided a similar presentation of the change in the related deferred costs. Such deferred costs primarily include costs associated with third party content and certain development costs associated with our customized software solutions. As deferred revenue and deferred costs become larger components of its operating results, Telenav believes these metrics are useful in evaluating cash flows.
Telenav considers billings, direct contribution from billings and direct contribution margin from billings to be useful metrics for management and investors because billings drive revenue and deferred revenue, which is an important indicator of its business. We believe direct contribution from billings and direct contribution margin from billings are useful metrics because they reflect the impact of the contribution over time for such billings, exclusive of the incremental costs incurred to deliver any related service obligations. There are a number of limitations related to the use of billings, direct contribution from billings and direct contribution margin from billings versus revenue, gross profit, and gross margin calculated in accordance with GAAP. First, billings, direct contribution from billings and direct contribution margin from billings include amounts that have not yet been recognized as revenue or cost and may require additional services to be provided over contracted service periods. For example, billings related to certain connected solutions cannot be fully recognized as revenue in a given period due to requirements for ongoing provisioning of services such as hosting, monitoring and customer support, including certain third party technology and content license fees as applicable. Accordingly, direct contribution from billings and direct contribution margin from billings do not include all costs associated with billings. Second, Telenav may calculate billings, direct contribution from billings, and direct contribution margin from billings in a manner that is different from peer companies that report similar financial measures, making comparisons between companies more difficult. When Telenav uses these measures, it attempts to compensate for these limitations by providing specific information regarding billings, direct contribution from billings and direct contribution margin from billings and how they relate to revenue, gross profit and gross margin calculated in accordance with GAAP.
Adjusted EBITDA measures GAAP net loss excluding the impact of stock-based compensation expense, depreciation and amortization, other income (expense), provision (benefit) for income taxes, and other applicable items such as legal settlements and contingencies, and deferred rent reversal and tenant improvement allowance recognition due to sublease termination, net of tax. Stock-based compensation expense relates to equity incentive awards granted to its employees, directors, and consultants. Legal settlements and contingencies represent settlements and offers made to settle patent litigation cases in which Telenav is a defendant and royalty disputes. Deferred rent reversal and tenant improvement allowance recognition represent the reversal of our deferred rent liability and recognition of our deferred tenant improvement allowance, as amortization of these amounts is no longer required due to the termination of our Santa Clara facility sublease and subsequent entry into a new lease agreement with our landlord for this same facility effective September 2017. Adjusted EBITDA, while generally a measure of profitability, can also represent a loss.
Adjusted EBITDA is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, we believe that the exclusion of the expenses eliminated in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. In addition, adjusted EBITDA is a key financial measure used by the compensation committee of our board of directors in connection with the development of incentive-based compensation for our executive officers. Accordingly, we believe that adjusted EBITDA generally provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Free cash flow is a non-GAAP financial measure Telenav defines as net cash provided by (used in) operating activities, less purchases of property and equipment. Telenav considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash (used in) generated by its business after purchases of property and equipment.
To reconcile the historical GAAP results to non-GAAP financial metrics, please refer to the reconciliations in the financial statements included in this earnings release.
In this press release, Telenav has provided guidance for the second quarter of fiscal 2018 on a non-GAAP basis, for billings and adjusted EBITDA. Telenav does not provide reconciliations of its forward-looking non-GAAP financial measures of billings, and adjusted EBITDA to the corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections with respect to deferred revenue, deferred costs, stock-based compensation and tax provision (benefit), which are components of these non-GAAP financial measures. In particular, stock-based compensation is impacted by future hiring and retention needs, as well as the future fair market value of Telenav’s common stock, all of which is difficult to predict and subject to constant change. The actual amounts of these items will have a significant impact on Telenav’s GAAP net loss per diluted share and GAAP tax provision (benefit). Accordingly, reconciliations of Telenav’s forward-looking non-GAAP financial measures to the corresponding GAAP measures are not available without unreasonable effort.

Forward Looking Statements
This press release contains forward-looking statements that are based on Telenav management's beliefs and assumptions and on information currently available to its management.  Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others: Telenav's ability to develop and implement products for Ford, GM and Toyota and to support Ford, GM and Toyota and their customers; Telenav's success in extending its contracts for current and new generation of products with our existing OEMs and automotive manufacturers, particularly Ford; achieving additional design wins and the delivery dates of automobiles including Telenav's products; adoption by vehicle purchasers of Scout GPS Link; Telenav's dependence on a limited number of automotive manufacturers and OEMs for a substantial portion of its revenue; reductions in demand for automobiles; potential impacts of OEMs including competitive capabilities in their vehicles such as Apple Car-Play and Android Auto; exposure from the potential impairment of the carrying value of certain goodwill and intangible assets within our mobile navigation business unit where revenue continues to decline; Telenav's ability to grow and scale its advertising business; Telenav’s ability to develop new advertising products and technology while also achieving cash flow break even and ultimately profitability in the advertising business; Telenav incurring losses and operating expenses in excess of expectations; failure to reach agreement with customers for awards and contracts on products and services in which Telenav has expended resources developing; competition from other market participants who may provide comparable services to subscribers without charge; the timing of new product releases and vehicle production by Telenav's automotive customers, including inventory procurement and fulfillment; possible warranty claims, and the impact on consumer perception of its brand; Telenav's ability to develop and support products including OpenStreetMap (“OSM”), as well as transition existing navigation products to OSM and any economic benefit anticipated from the use of OSM versus proprietary map products; the potential that Telenav may not be able to realize its deferred tax assets and may have to take a reserve against them; the impact on revenue recognition and other financial reporting due to the amendment of contracts or changes in accounting standards, such as the implementation of ASC 606; and macroeconomic and political conditions in the U.S. and abroad, in particular China. Telenav discusses these risks in greater detail in "Risk factors" and elsewhere in its Form 10-K for the year ended June 30, 2017 and other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at the SEC's website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management's beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that actual future results may be materially different from what Telenav expects.
ABOUT TELENAV, INC.
Telenav is a leading provider of connected car and location-based platform services, focused on transforming life on the go for people - before, during, and after every drive. Leveraging our location platform, global brands such as Ford, GM, Toyota and AT&T deliver custom connected car and mobile experiences. Fortune 500 advertisers and local advertisers can now reach millions of users with Telenav’s highly-targeted advertising platform. To learn more about how Telenav’s location platform powers personalized navigation, mapping, big data intelligence, social driving, and location-based advertising, visit www.telenav.com.
Copyright 2017 Telenav, Inc. All Rights Reserved.

"Telenav," "Scout," and the Telenav and Scout logos are registered trademarks of Telenav, Inc.  Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.
TNAV-F
TNAV-C

Investor Relations:
Michael Look
408-990-1232
IR@telenav.com

Media:
Raphel Finelli
408-667-5970
media@telenav.com

Telenav, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)

	September 30, 2017	June 30, 2017*
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$17,463	$20,757
Short-term investments	74,224	77,598
Accounts receivable, net of allowances of $111 and $75, at September 30, 2017 and June 30, 2017, respectively	59,930	57,834
Restricted cash	3,403	3,401
Income taxes receivable	34	34
Deferred costs	16,868	11,703
Prepaid expenses and other current assets	4,025	3,988
Total current assets	175,947	175,315
Property and equipment, net	6,501	4,658
Deferred income taxes, non-current	819	900
Goodwill and intangible assets, net	34,561	34,844
Deferred costs, non-current	57,272	42,389
Other assets	1,577	1,454
Total assets	$276,677	$259,560
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$15,638	$6,151
Accrued expenses	45,269	51,528
Deferred revenue	28,783	20,345
Income taxes payable	75	197
Total current liabilities	89,765	78,221
Deferred rent, non-current	273	996
Deferred revenue, non-current	87,749	67,056
Other long-term liabilities	1,174	1,139
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 44,312 and 43,946 shares issued and outstanding at September 30, 2017 and June 30, 2017, respectively	44	44
Additional paid-in capital	161,241	159,666
Accumulated other comprehensive loss	(1,547)	(1,934)
Accumulated deficit)	(62,022)	(45,628)
Total stockholders' equity	97,716	112,148
Total liabilities and stockholders’ equity	$276,677	$259,560

*Derived from audited consolidated financial statements as of and for the year ended June 30, 2016.

Telenav, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2017	2016

Revenue:
Product	$23,964	$29,423
Services	12,694	12,804
Total revenue	36,658	42,227
Cost of revenue:
Product	14,674	17,761
Services	6,173	5,715
Total cost of revenue	20,847	23,476
Gross profit	15,811	18,751
Operating expenses:
Research and development	21,082	18,018
Sales and marketing	5,064	5,268
General and administrative	5,211	5,491
Legal settlement and contingencies	250	—
Total operating expenses	31,607	28,777
Loss from operations	(15,796)	(10,026)
Other income (expense), net	(47)	296
Loss before provision (benefit) for income taxes	(15,843)	(9,730)
Provision (benefit) for income taxes	255	(395)
Net loss	$(16,098)	$(9,335)

Net loss per share:
Basic and diluted	$(0.37)	$(0.22)
Weighted average shares used in computing net loss per share:
Basic and diluted	44,079	42,838

Telenav, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Three Months Ended September 30,
	2017	2016

Operating activities
Net loss	$(16,098)	$(9,335)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	716	637
Deferred rent reversal due to lease termination	(538)	—
Tenant improvement allowance recognition due to lease termination	(582)	—
Accretion of net premium on short-term investments	59	125
Stock-based compensation expense	2,480	2,541
Loss on disposal of property and equipment	8	—
Bad debt expense	38	67
Changes in operating assets and liabilities:
Accounts receivable	(2,109)	(563)
Deferred income taxes	104	19
Restricted cash	(2)	129
Income taxes receivable	—	1
Deferred costs	(20,048)	(2,857)
Prepaid expenses and other current assets	(115)	(25)
Other assets	(326)	18
Trade accounts payable	9,463	4,533
Accrued expenses and other liabilities	(6,037)	(6,188)
Income taxes payable	(123)	92
Deferred rent	191	75
Deferred revenue	29,131	5,042
Net cash used in operating activities	(3,788)	(5,689)

Investing activities
Purchases of property and equipment	(2,286)	(394)
Purchases of short-term investments	(13,355)	(16,841)
Proceeds from sales and maturities of short-term investments	16,697	19,032
Proceeds from sales of long-term investments	—	246
Net cash provided by investing activities	1,056	2,043

Financing activities
Proceeds from exercise of stock options	197	23
Tax withholdings related to net share settlements of restricted stock units	(1,102)	(1,256)
Net cash used in financing activities	(905)	(1,233)

Effect of exchange rate changes on cash and cash equivalents	343	65
Net decrease in cash and cash equivalents	(3,294)	(4,814)
Cash and cash equivalents, at beginning of period	20,757	21,349
Cash and cash equivalents, at end of period	$17,463	$16,535

Supplemental disclosure of cash flow information
Income taxes paid, net	$304	$910

Telenav, Inc.
Condensed Consolidated Segment Summary
(in thousands, except percentages)
(unaudited)

	Three Months Ended September 30,
	2017	2016

Automotive
Revenue	$25,304	$30,267
Cost of revenue	15,885	18,545
Gross profit	$9,419	$11,722
Gross margin	37%	39%
Advertising
Revenue	$7,615	$6,545
Cost of revenue	3,412	3,526
Gross profit	$4,203	$3,019
Gross margin	55%	46%
Mobile Navigation
Revenue	$3,739	$5,415
Cost of revenue	1,550	1,405
Gross profit	$2,189	$4,010
Gross margin	59%	74%
Total
Revenue	$36,658	$42,227
Cost of revenue	20,847	23,476
Gross profit	$15,811	$18,751
Gross margin	43%	44%

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands)

Reconciliation of Revenue to Billings

	Three Months Ended September 30,
	2017	2016
Automotive
Revenue	$25,304	$30,267
Adjustments:
Change in deferred revenue	29,188	5,113
Billings	$54,492	$35,380
Advertising
Revenue	$7,615	$6,545
Adjustments:
Change in deferred revenue	—	—
Billings	$7,615	$6,545
Mobile Navigation
Revenue	$3,739	$5,415
Adjustments:
Change in deferred revenue	(57)	(71)
Billings	$3,682	$5,344
Total
Revenue	$36,658	$42,227
Adjustments:
Change in deferred revenue	29,131	5,042
Billings	$65,789	$47,269

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands)

Reconciliation of Deferred Revenue to Increase (Decrease) in Deferred Revenue
Reconciliation of Deferred Costs to Increase (Decrease) in Deferred Costs

	Three Months Ended September 30, 2017
	Automotive	Advertising	Mobile Navigation	Total
Deferred revenue, September 30	$115,705	$—	$827	$116,532
Deferred revenue, June 30	86,517	—	884	87,401
Change in deferred revenue	$29,188	$—	$(57)	$29,131

Deferred costs, September 30	$74,140	$—	$—	$74,140
Deferred costs, June 30	54,092	—	—	54,092
Change in deferred costs	$20,048	$—	$—	$20,048

	Three Months Ended March 31, 2016
	Automotive	Advertising	Mobile Navigation	Total
Deferred revenue, September 30	$27,266	$—	$1,145	$28,411
Deferred revenue, June 30	22,153	—	1,216	23,369
Change in deferred revenue	$5,113	$—	$(71)	$5,042

Deferred costs, September 30	$14,933	$—	$—	$14,933
Deferred costs, June 30	12,076	—	—	12,076
Change in deferred costs	$2,857	$—	$—	$2,857

Reconciliation of Gross Profit to Direct Contribution from Billings

	Three Months Ended September 30,
	2017	2016
Gross profit	$15,811	$18,751
Gross margin	43%	44%
Adjustments to gross profit:
Change in deferred revenue	29,131	5,042
Change in deferred costs(1)	(20,048)	(2,857)
Net change	9,083	2,185
Direct contribution from billings(1)	$24,894	$20,936
Direct contribution margin from billings(1)	38%	44%

(1) Deferred costs primarily include costs associated with third party content and in connection with certain customized software solutions, the costs incurred to develop those solutions. We expect to incur additional costs in the future due to requirements to provide ongoing provisioning of services such as hosting, monitoring and customer support. Accordingly, direct contribution from billings and direct contribution margin from billings do not reflect all costs associated with billings.

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands)

Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA on Billings

	Three Months Ended September 30,
	2017	2016

Net loss	$(16,098)	$(9,335)

Adjustments:
Legal settlement and contingencies	250	—
Deferred rent reversal due to lease termination	(538)	—
Tenant improvement allowance recognition	(582)	—
Stock-based compensation expense	2,480	2,541
Depreciation and amortization expense	716	637
Other income (expense), net	47	(296)
Provision (benefit) for income taxes	255	(395)
Adjusted EBITDA	$(13,470)	$(6,848)

Reconciliation of Net Loss to Free Cash Flow

	Three Months Ended September 30,
	2017	2016

Net loss	$(16,098)	$(9,335)

Adjustments to reconcile net loss to net cash used in operating activities:
Increase in deferred revenue (1)	29,131	5,042
Increase in deferred costs (2)	(20,048)	(2,857)
Changes in other operating assets and liabilities	1,046	(1,909)
Other adjustments (3)	2,181	3,370
Net cash used in operating activities	(3,788)	(5,689)
Less: Purchases of property and equipment	(2,286)	(394)
Free cash flow	$(6,074)	$(6,083)

(1) Consists of royalties, customized software development fees, service fees and subscription fees.
(2) Consists primarily of third party content costs and customized software development expenses.
(3) Consist primarily of depreciation and amortization, stock-based compensation expense and other non-cash items.